Exhibit 10.84

DEFERRED STOCK AWARD AGREEMENT

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Deferred Stock Award Agreement (the “Agreement”) is entered into on the 4th day of January 2010 (the “Award Date”) by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and Jane T. Elfers (the “Awardee”).

WHEREAS, the Company has retained Awardee as its President and Chief Executive Officer pursuant to the Employment Agreement dated as of December 11, 2009 between the Company and the Awardee (the “Employment Agreement”); and

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee an award of Deferred Stock with respect to the Company’s common stock, par value $.10 per share (the “Common Stock”) pursuant to Section 15 of the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Award.  Subject to Sections 2 and 3 hereof, the Company shall issue and deliver to the Awardee (i) 31,085 shares of Common Stock on or within 10 days after the first anniversary of the Award Date (the “First Vesting Date”), (ii) 31,085 shares of Common Stock on or within 10 days after the second anniversary of the Award Date (the “Second Vesting Date”), and (ii) 31,085 shares of Common Stock within 10 days following the third anniversary of the Award Date (the “Third Vesting Date”); provided, however, that, except as provided Sections 2 and 3 hereof, the shares of Common Stock deliverable in accordance with the foregoing following each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, respectively, shall not be so delivered unless the Awardee is in the employ of the Company or a Subsidiary on such respective First Vesting Date, Second Vesting Date and Third Vesting Date.  The total number of shares of Common Stock that may be earned if Awardee remains employed by the Company or a Subsidiary through the Third Vesting Date is 93,255 shares (the “Deferred Shares”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2.                                       Accelerated Vesting in the Event of Termination Due to Death, Disability, Termination Without Cause or Resignation Due to Good Reason.  In the event that the Awardee’s employment with the Company terminates in accordance with Sections 5(b), 5(c) or 5(d) of the Employment Agreement, or under the circumstances set forth in Section 6(d)(iii) of the Employment Agreement, all of the Deferred Shares, to the extent not previously issued and delivered, shall be issued and delivered to Awardee (or Awardee’s estate, in the event of

Awardee’s death) within 10 days after Awardee’s Date of Termination (as defined in the Employment Agreement).

3.                                       Accelerated Vesting in the Event of a Change in Control. In the event that a “Change in Control” (as defined in the Employment Agreement) occurs before the Awardee’s employment with the Company terminates, all of the Deferred Shares, to the extent not previously issued and delivered, shall be issued and delivered to Awardee immediately prior to such Change in Control.

4.                                       Transfer Restrictions.  Prior to delivery of any Common Stock with respect to the Deferred Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Deferred Shares prior to delivery thereof.

5.                                       Adjustment of Shares.  Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Deferred Shares shall be treated in the same manner in any such transaction as other Common Stock.

6.                                       Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Deferred Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required; provided that the Company shall use commercially reasonable best efforts to ensure that the terms of all applicable laws, rules and regulations and approvals by any governmental agencies or national securities exchanges as may be required are timely satisfied or obtained, as applicable.

7.                                       Transferable Shares.  All shares of Common Stock delivered by the Company to the Awardee hereunder shall (i) not contain any legends and (ii) shall be freely transferable (including in publicly traded open market transactions) by the Awardee upon receipt.

8.                                       Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, the Company shall provide for such withholding through sale of the Deferred Shares through a broker or such other arrangement as is reasonably acceptable to the Company.

9.                                       Awardee Representations.  The Awardee has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee.  The Awardee understands that the Awardee (and, subject to Section 8 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

10.                                 Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

11.                                 Notices.  Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

12.                                 Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

13.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the award made hereby shall be subject to the terms of the Plan.  However, in the event of a conflict between this Agreement and the terms of the Plan, the terms and conditions most favorable to the Awardee shall control.  To the extent that there is any conflict between the terms and provisions of this Agreement and/or the Employment Agreement and any other agreement between the Awardee and the Company, the terms and provisions most favorable to the Awardee shall control.

14.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

15.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Norman L. Matthews
Name:	Norman L. Matthews
Title:	Chairman of the Board
Date:	January 5, 2010

AWARDEE

/s/ Jane T. Elfers
Name:	Jane T. Elfers
Date:	January 5, 2010